Exhibit 99.1
NEWS RELEASE	C2009-12
DST Systems, Inc. 333 West 11th Street Kansas City, MO 64105-1594 NYSE Symbol: DST	Contact: Thomas A. McDonnell (816) 435-8684 Chief Executive Officer Kenneth V. Hager (816) 435-8603 Vice President and Chief Financial Officer

FOR IMMEDIATE RELEASE – October 21, 2009	Page 1

DST SYSTEMS, INC. ANNOUNCES THIRD QUARTER 2009
FINANCIAL RESULTS

KANSAS CITY, MO (October 21, 2009) – Consolidated net income for DST Systems, Inc. (NYSE: DST) was $60.9 million ($1.21 per diluted share) for third quarter 2009 compared to $50.2 million ($0.90 per diluted share) for third quarter 2008.  Consolidated net income for the nine months ended September 30, 2009 was $182.8 million ($3.65 per diluted share) compared to $172.3 million ($2.86 per diluted share) for the nine months ended September 30, 2008.  Taking into account certain non-GAAP adjustments explained herein, consolidated net income was $47.2 million ($0.94 per diluted share) for third quarter 2009 compared to $53.2 million ($0.95 per diluted share) for third quarter 2008, and $133.6 million ($2.67 per diluted share) for the nine months ended September 30, 2009 compared to $162.1 million ($2.69 per diluted share) for the nine months ended September 30, 2008.

Third quarter 2009 financial and operational highlights were as follows:

•
Consolidated operating revenues (excluding out-of-pocket reimbursements) decreased $18.6 million or 4.5% to $395.6 million as compared to third quarter 2008 primarily from a $8.5 million decline in Output Solutions and a $8.1 million decline in Financial Services.  The Output Solutions operating revenue decline reflects lower revenue per item mailed and image produced during third quarter 2009 as compared to 2008.  The Financial Services decline resulted from lower international revenues from decreased demand for professional services and changes in foreign currency exchange rates, lower DST Health Solutions professional services revenues, reductions in mutual fund shareowner processing service revenues and lower AWD software license revenues, partially offset by the inclusion of $22.2 million of incremental operating revenues resulting from the consolidation of Argus Health Systems, Inc. ("Argus").

•
Total mutual fund shareowner accounts serviced at September 30, 2009 increased 1.4 million accounts or 1.2% from June 30, 2009 to 120.3 million accounts.  Registered accounts and subaccounts serviced by DST at September 30, 2009 were 109.7 million and 10.6 million, respectively.

•
Consolidated income from operations decreased $16.3 million or 20.7% to $62.6 million as compared to third quarter 2008.  Financial Services income from operations decreased $14.4 million during third quarter 2009 attributable to an increase in deferred compensation costs of approximately $6.5 million (the effect of which is offset as unrealized appreciation on trading securities in other income, net), consolidation of losses incurred by Argus, and lower revenues from mutual fund shareowner processing, international operations, DST Health Solutions and AWD.  Output Solutions income from operations decreased approximately $400,000 during third quarter 2009 primarily from lower operating revenues.  Income from operations for Investments and Other decreased $1.5 million from third quarter 2008, principally from a real estate impairment recorded in third quarter 2009.

FOR IMMEDIATE RELEASE – October 21, 2009	Page 2

•
Equity in earnings of unconsolidated affiliates decreased $1.2 million or 13.3% to $7.8 million as compared to third quarter 2008 attributable to lower equity in earnings of BFDS and IFDS, partially offset by improved results in other unconsolidated affiliates.

•
Reported other income, net reflected income of $33.2 million in third quarter 2009 as compared to $2.8 million in third quarter 2008, an increase of $30.4 million.  Taking into account certain non-GAAP adjustments affecting both third quarter 2009 and 2008 results, other income was $10.8 million in third quarter 2009, an increase of $3.1 million as compared to third quarter 2008.  On this basis, the increase in other income as compared to third quarter 2008 is derived from unrealized appreciation on trading securities (the effect of which is offset as increased deferred compensation costs included in costs and expenses in the Financial Services Segment), partially offset by lower dividend income and interest income.  Dividend income during third quarter 2009 decreased $3.4 million as compared to third quarter 2008 primarily from a $2.6 million decline in dividend income from State Street Corporation (“State Street”) primarily from State Street lowering its quarterly dividend rate to $0.01 per share in first quarter 2009.

The components of other income (expense), net are as follows (in millions):

	Three Months Ended
	September 30,
	2009	2008

Adjusted non-GAAP other income, net	$10.8	$7.7

Net gains (losses) on securities and other investments	22.3	(4.9)

Gain on extinguishment of senior convertible debentures	0.1

Reported GAAP other income, net	$33.2	$2.8

The $22.3 million of net gains on securities and other investments for third quarter 2009 is comprised of net realized gains from sales of available-for-sale securities of $22.5 million and net losses on private equity funds and other investments of $0.2 million.  Included in the $22.5 million of net realized gains is a $17.6 million gain from the sale of approximately 4.6 million shares of Computershare Ltd.

The Company repurchased $9.7 million in principal amount of the original $540 million 4.125% Series A senior convertible debentures during third quarter 2009.  The outstanding amount of the Series A and Series B senior convertible debentures were $408.8 million and $171.3 million at September 30, 2009, respectively.

As previously announced, on October 1, 2009 DST entered into separate privately negotiated exchange agreements under which it exchanged $190.4 million in aggregate principal of the Company's outstanding 4.125% Series A senior convertible debentures due 2023 for an equal amount of 4.125% Series C senior convertible debentures due 2023.  The terms of the Series C senior convertible debentures are in most material respects substantially consistent with the terms of the Series A senior convertible debentures, with two differences being that the Series C debenture holders do not have the option to require the Company to purchase the debentures until August 15, 2014 and the Company has the right to redeem the Series C debentures beginning August 15, 2013.

FOR IMMEDIATE RELEASE – October 21, 2009	Page 3

Share-related activity during third quarter 2009 was as follows:

•
The Company had 49.7 million shares outstanding at September 30, 2009.  During third quarter 2009, the Company used proceeds and income tax benefits from stock option exercises to repurchase 55,000 shares of DST common stock for $2.4 million or approximately $43.64 per share.  At September 30, 2009, there were approximately 2.4 million shares remaining under the existing share repurchase authorization plan.

•
Diluted shares outstanding for third quarter 2009 were 50.2 million shares, a decrease of 6.0 million shares or 10.7% from third quarter 2008, and an increase of 200,000 shares or 0.4% from second quarter 2009.  The decrease from third quarter 2008 is primarily attributable to shares repurchased after September 30, 2008, the absence of dilutive effects of the convertible debentures in 2009 and lower dilutive effects of outstanding stock options.  The increase from second quarter 2009 resulted from higher dilutive effects of outstanding stock options.

•
Total stock options and restricted stock (“equity units”) outstanding at September 30, 2009 were 8.1 million, of which 5.6 million were stock options and 2.5 million were restricted stock.  Equity units decreased 100,000 units or 1.2% from June 30, 2009 and decreased 400,000 units or 4.7% from September 30, 2008.  Approximately 1.6 million and 700,000 shares of restricted stock are scheduled to vest by November 2009 and January 2010, respectively.

Use of Non-GAAP Financial Information

In addition to reporting operating income, pretax income, net income and earnings per share on a GAAP basis, DST has also made certain non-GAAP adjustments which are described in the attached schedule titled “Description of Non-GAAP Adjustments” and are reconciled to the corresponding GAAP measures in the attached financial schedules titled “Reconciliation of Reported Results to Income Adjusted for Certain Non-GAAP Items” that accompany this earnings release.  In making these non-GAAP adjustments, the Company takes into account the impact of items that are not necessarily ongoing in nature, that do not have a high level of predictability associated with them or that are non-operational in nature.  Generally, these items include net gains on dispositions of business units, net gains (losses) associated with securities and other investments, restructuring and impairment costs and other similar items.  Management believes the exclusion of these items provides a useful basis for evaluating underlying business unit performance, but should not be considered in isolation and is not in accordance with, or a substitute for, evaluating business unit performance utilizing GAAP financial information.  Management uses non-GAAP measures in its budgeting and forecasting processes and to further analyze its financial trends and “operational run-rate,” as well as making financial comparisons to prior periods presented on a similar basis.  The Company believes that providing such adjusted results allows investors and other users of DST’s financial statements to better understand DST’s recurring comparative operating performance for the periods presented.

FOR IMMEDIATE RELEASE – October 21, 2009	Page 4

DST’s management uses each of these non-GAAP financial measures in its own evaluation of the Company’s performance, particularly when comparing performance to past periods.  DST’s non-GAAP measures may differ from similar measures by other companies, even if similar terms are used to identify such measures.  Although DST’s management believes non-GAAP measures are useful in evaluating the performance of its business, DST acknowledges that items excluded from such measures may have a material impact on the Company’s income from operations, pretax income, net income and earnings per share calculated in accordance with GAAP.  Therefore, management typically uses non-GAAP measures in conjunction with GAAP results.  Investors and users of our financial information should also consider the above factors when evaluating DST’s results.

Detailed Review of Financial Results

The following discussion of financial results takes into account the non-GAAP adjustments described in the section entitled “Use of Non-GAAP Financial Information” and detailed in the attached schedule titled “Description of Non-GAAP Adjustments.”

Segment Results

Financial Services Segment

Operating revenues for the Financial Services segment excluding out-of-pocket reimbursements (“OOP”) for third quarter 2009 decreased $8.1 million or 2.8% to $276.3 million as compared to third quarter 2008.  Absent $22.2 million net incremental operating revenues resulting from the consolidation of Argus, Financial Services operating revenues decreased $30.3 million or 10.7% during third quarter 2009 as compared to the same period in 2008.  On this basis, the decrease in Financial Services operating revenues is attributable to lower volumes of international professional services, changes in foreign currency exchange rates, lower DST Health Solutions professional services revenues, lower mutual fund shareowner processing service revenues and lower AWD software license revenues.

Professional services provided to international financial services clients decreased from continued lower demand for these services.  The effect on international financial services revenues from the change in foreign currency exchange rates between the U.S. Dollar, the British Pound and other foreign currencies reduced operating revenues by approximately $2.0 million as compared to third quarter 2008.  The decrease in DST Health Solutions professional services is attributable to lower client demand for professional services and the 2008 recognition of $2.5 million of previously deferred professional services revenues.  The net decrease in mutual fund shareowner processing service revenues resulted from lower levels of registered accounts serviced and lower TRAC participants processed (principally from a client internalizing its participant accounting operations at the end of third quarter 2008), which were partially offset by higher levels of subaccounts serviced.  The decline in software license fees is primarily attributable to lower demand in 2009.

FOR IMMEDIATE RELEASE – October 21, 2009	Page 5

The following table summarizes mutual fund shareowner accounts serviced (in millions):

	September 30,	June 30,	December 31,	September 30,
	2009	2009	2008	2008

Registered accounts:
Non tax-advantaged	63.4	63.7	65.4	65.5
Tax-advantaged	46.3	46.3	45.8	47.0
	109.7	110.0	111.2	112.5

Subaccounts	10.6	8.9	8.9	9.4
Total	120.3	118.9	120.1	121.9

Registered accounts serviced decreased 300,000 accounts or 0.3% from the comparable amount at June 30, 2009, comprised of conversions to non-DST subaccounting platforms of 800,000 accounts and conversions to DST’s subaccounting platform of 500,000 accounts, partially offset by net increases in existing client accounts of 700,000 and new client conversions of 300,000 accounts.  Tax-advantaged accounts were 46.3 million at September 30, 2009, unchanged as compared to June 30, 2009.  Tax-advantaged accounts represent 42.2% of total registered accounts serviced at September 30, 2009 as compared to 41.8% at September 30, 2008.

Subaccounts serviced were 10.6 million at September 30, 2009, an increase of 1.7 million subaccounts as compared to June 30, 2009.  The increase of 1.7 million subaccounts serviced during third quarter 2009 is due to new client conversions of 900,000 subaccounts, conversions of 500,000 registered accounts from TA2000 and increases in existing client subaccounts of 300,000.

The Company anticipates that 300,000 new registered accounts will be converted to TA2000 in fourth quarter 2009.  DST’s subaccounting clients have indicated they plan to convert 100,000 new subaccounts to TA2000 Subaccounting from non-DST platforms during fourth quarter 2009.  In addition, the Company expects 1.3 million registered accounts will convert to subaccounting platforms during fourth quarter 2009 of which 400,000 accounts will convert to TA2000 Subaccounting.

In summary, based on accounts serviced at September 30, 2009 and the conversion activity previously described (and without taking into account any other changes in accounts serviced during 2009), total accounts serviced at December 31, 2009 are estimated to be 119.8 million, which would be comprised of 108.7 million registered accounts and 11.1 million subaccounts.  The actual number of accounts estimated to convert to and from various DST platforms, as well as the timing of those events, is dependent upon a number of factors.  Actual results could differ from the Company’s estimates.

A subaccounting client with approximately 5.0 million subaccounts at September 30, 2009 has notified DST that it intends to terminate its processing agreement with DST.  The conversion of these subaccounts to non-DST subaccounting platforms is estimated to occur in the last half of 2010.  In addition, an existing subaccounting client has advised DST that it will convert an additional 2.1 million subaccounts to TA2000 Subaccounting in 2010.

FOR IMMEDIATE RELEASE – October 21, 2009	Page 6

Defined contribution (“DC”) participants were 3.5 million at September 30, 2009, an increase of 100,000 participants or 2.9% from June 30, 2009 and a decrease of 200,000 participants or 5.4% from September 30, 2008.  As previously reported, the Company has new client commitments for approximately 1.1 million new participants, of which 200,000 participants are expected to convert in fourth quarter 2009 and the remainder in 2010.

Pharmacy claims paid by Argus during third quarter 2009 were 93.4 million, a decline of 1.4 million claims or 1.5% as compared to second quarter 2009 and a decline of 14.8 million claims or 13.7% as compared to third quarter 2008.  The decline in pharmacy claims paid during 2009 as compared to 2008 is attributable to decreased members covered by Argus clients and from client deconversions at the end of 2008.

Financial Services segment software license fee revenues are derived principally from DST Global Solutions (investment management), formerly known as DST International, DST Health Solutions (medical claims processing) and AWD (business process management - BPM).  Operating revenues include approximately $10.4 million of software license fee revenues for third quarter 2009, a decrease of $1.5 million or 12.6% over the same period in 2008.  The decrease is primarily due to lower AWD software license fee revenues.  While license fee revenues are not a significant percentage of DST’s total operations, they can significantly impact earnings in the period in which they are recognized.  Revenues and operating results from individual license sales depend heavily on the timing, size and nature of the contract.

Costs and expenses for third quarter 2009 were $211.4 million, unchanged from the same period in 2008.  Reimbursable operating costs were $11.6 million and $17.5 million during third quarter 2009 and 2008, respectively.  Incremental costs and expenses during third quarter 2009, attributable to the consolidation of Argus and the acquisition of BlueDoor Technologies Pty Ltd. (“BlueDoor”) on November 14, 2008, were approximately $27.8 million.  Excluding reimbursable operating costs during third quarter 2009 and 2008 and incremental costs associated with Argus and BlueDoor during third quarter 2009, costs and expenses decreased $21.9 million or 11.3% during third quarter 2009 to $172.0 million.  On this basis, the decrease in costs and expenses is primarily attributable to lower compensation and benefit related costs from lower staffing levels and lower incentive compensation accruals, partially offset by higher deferred compensation costs as previously mentioned (the effect of which is offset as unrealized appreciation on trading securities in other income, net).  Lower travel related costs and the foreign currency exchange effects between the U.S. Dollar and other currencies of approximately $2.5 million also contributed to the decrease during third quarter 2009.  In addition, 2008 costs and expenses included higher costs associated with reductions in international staffing levels, higher compensation costs related to the achievement of goals from prior business acquisitions and higher costs related to a new client subaccount conversion in 2008.

Depreciation and amortization expense for third quarter 2009 was $20.9 million, an increase of $400,000 as compared to third quarter 2008.  Incremental depreciation and amortization costs attributable to the consolidation of Argus and the acquisition of BlueDoor were $2.1 million.  Excluding these incremental costs from Argus and BlueDoor, depreciation and amortization decreased $1.7 million to $18.8 million attributable to lower depreciation from the Company's use of accelerated depreciation methods, certain assets becoming fully depreciated in 2009 and lower costs associated with foreign currency exchange effects between the U.S. Dollar and other currencies.

FOR IMMEDIATE RELEASE – October 21, 2009	Page 7

Financial Services segment income from operations for third quarter 2009 totaled $55.6 million as compared to $70.0 million in third quarter 2008, a decrease of $14.4 million or 20.6%.  $6.5 million of this decrease is attributable to an increase in deferred compensation costs (the effect of which is offset as unrealized appreciation on trading securities in other income, net).  Other significant factors were the consolidation of losses incurred by Argus and lower revenues across other Financial Services business operations.  Operating margin for third quarter 2009 was 20.1% as compared to 24.6% for third quarter 2008.  Excluding the effect of the deferred compensation costs described above, operating margin would have been 22.1% for third quarter 2009 as compared to 24.3% for third quarter 2008.  The consolidation of Argus is the primary reason for the decline.

Output Solutions Segment

Output Solutions segment operating revenues (excluding OOP reimbursements) for third quarter 2009 were $120.3 million, a decrease of $8.5 million or 6.6% as compared to third quarter 2008 resulting from lower revenue per item mailed and image produced during third quarter 2009 as compared to 2008.  The decrease in revenue per item mailed and image produced is attributable to higher relative volumes from clients with lower unit pricing.  In addition, foreign currency exchange effects of approximately $1.8 million between the U.S. Dollar and both the British Pound and Canadian Dollar contributed to the decrease in revenues.  Out-of-pocket reimbursements increased $16.9 million or 13.1% in third quarter 2009 to $145.5 million attributable to higher volumes and an increase in the number of clients where Output Solutions procures postage on behalf of the client.

Items mailed during third quarter 2009 were 605.3 million, an increase of 4.9% as compared to the same period in 2008.  The increase in items mailed is primarily due to new client volumes, partially offset by lower volumes from existing clients.  Images produced during third quarter 2009 were 3.4 billion, unchanged as compared to third quarter 2008.  Lower volumes from existing clients and reduced amounts of transaction information included on invoices were offset by new client volumes.

During third quarter 2009, Output Solutions received two new client commitments representing, when fully transitioned, approximately 89 million of aggregate packages annually, based on current volume levels.  Full conversion activities related to these new clients is expected to be completed during fourth quarter 2009.

Costs and expenses for third quarter 2009 were $248.1 million, an increase of $8.3 million or 3.5% from the same period in 2008.  Excluding reimbursable operating costs of $145.5 million in third quarter 2009 and $128.6 million in third quarter 2008, costs and expenses decreased $8.6 million or 7.7% to $102.6 million.  Lower material, personnel and leased equipment costs from the implementation of owned digital print technologies and lower costs related to the effect of foreign currency exchange rates of approximately $1.5 million contributed to the decrease.  Depreciation and amortization increased $500,000 as compared to third quarter 2008 attributable to increased depreciation from additional equipment to support expanded postal processing offerings and new clients.

Output Solutions segment income from operations for third quarter 2009 totaled $7.0 million, a decrease of $400,000 or 5.4% as compared to third quarter 2008, primarily from lower revenues.  Operating margin for third quarter 2009 was 5.8% as compared to 5.7% for third quarter 2008.

FOR IMMEDIATE RELEASE – October 21, 2009	Page 8

Investments and Other Segment

Investments and Other segment operating revenues, primarily rental income, were $15.1 million for third quarter 2009, a decrease of $1.0 million from third quarter 2008 primarily due to lower rental activities.  Income from operations for third quarter 2009 was $1.9 million, a decrease of $1.5 million from third quarter 2008.  The decrease is attributable to lower revenues and a real estate impairment of approximately $1.0 million recorded in third quarter 2009.

Other Financial Results

Equity in earnings (losses) of unconsolidated affiliates

The following table summarizes the Company’s equity in earnings (losses) of unconsolidated affiliates (in millions):

	Three Months Ended		Nine Months Ended*
	September 30,		September 30,
	2009	2008	2009	2008
BFDS	$2.2	$4.6	$9.0	$15.2
IFDS	4.1	5.0	10.5	13.3
Argus			(1.5)	0.4
Other	1.5	(0.6)	6.0	0.4
	$7.8	$9.0	$24.0	$29.3

* Equity in losses of Argus is for the period January 1, 2009 through March 31, 2009.

DST’s equity in BFDS earnings for third quarter 2009 decreased $2.4 million as compared to third quarter 2008 primarily from lower investment earnings, higher bank fees and lease abandonment costs of approximately $500,000 (DST’s share) incurred in third quarter 2009 associated with consolidating operational facilities.  BFDS derives investment earnings related to cash balances maintained on behalf of customers.  Average daily balances invested by BFDS were $878 million during third quarter 2009 as compared to $904 million during third quarter 2008.  Average interest rates earned on the balances declined from 1.67% in third quarter 2008 to 0.15% in third quarter 2009.  The aggregate effect of these fluctuations resulted in an approximate $3.4 million decline in interest earnings by BFDS, which resulted in a decrease in DST’s equity in earnings of unconsolidated affiliates of $1.0 million.

DST’s equity in IFDS earnings for third quarter 2009 decreased $900,000 as compared to third quarter 2008.  The decrease in equity in earnings is primarily attributable to the foreign currency exchange effects between the U.S. dollar, the British Pound, the Canadian dollar and other currencies.  Higher revenues at IFDS UK from higher shareowner accounts serviced were partially offset by higher costs to support new clients.  IFDS Canada shareowner processing revenues declined during third quarter 2009 attributable to lower shareowner accounts serviced.  Shareowner accounts serviced by IFDS U.K. were 6.5 million at September 30, 2009, an increase of 400,000 accounts from June 30, 2009 and an increase of 600,000 accounts from September 30, 2008.  Shareowner accounts serviced by IFDS Canada were 10.5 million at September 30, 2009, unchanged from June 30, 2009 and a decrease of 200,000 accounts from September 30, 2008.

FOR IMMEDIATE RELEASE – October 21, 2009	Page 9

As previously announced, DST acquired the remaining 50% equity interest in Argus on March 31, 2009 and no longer records equity in earnings of Argus, but consolidates Argus’ results into DST’s consolidated financial statements.

DST’s equity in earnings of other unconsolidated affiliates was $1.5 million, an increase of $2.1 million primarily from improved results at certain other unconsolidated affiliates.

Other income, net

Other income, net during third quarter 2009 increased $3.1 million to $10.8 million as compared to $7.7 million in third quarter 2008 from approximately $6.5 million of unrealized appreciation on trading securities (the effect of which is offset as increased deferred compensation costs included in costs and expenses in the Financial Services Segment) and lower accounts receivable securitization program costs, partially offset by a $3.4 million decline in dividend income (principally from State Street) and a decline in interest income.  State Street reduced its quarterly dividend in 2009 to $0.01 per share as compared to $0.24 per share in 2008 and, when combined with DST’s sale of approximately 730,000 shares of State Street in fourth quarter 2008, resulted in $2.6 million of lower dividend income from State Street during third quarter 2009.  In addition, dividend income from other available-for-sale securities declined approximately $800,000.

Interest expense

Interest expense was $8.8 million for third quarter 2009, a decrease of $5.0 million from third quarter 2008, primarily from lower average debt and lower average interest rates.

Income taxes

The Company’s tax rate was 34.8% for third quarter 2009, a decrease of 0.2% from third quarter 2008 and a decrease of 4.9% from second quarter 2009.  The decrease from second quarter 2009 is primarily attributable to increased utilization of foreign tax credits, partially offset by increased valuation allowances for higher international loss carryforwards.  The Company expects its tax rate to be approximately 39.6% for the remainder of 2009, which assumes continued valuation allowances on certain international operating losses, lower dividend income and increased utilization of foreign tax credits.

Accounting Standards

Earnings Per Share – Participating Securities

On January 1, 2009 DST adopted new accounting guidance related to share-based payment transactions.  Under this guidance, certain share-based payment awards that allow holders to receive dividends before they vest should be treated as participating securities.  Although unvested share-based payment awards with nonforfeitable rights to dividends have typically been included in the calculation of diluted EPS using the treasury stock method, these awards are now included in the calculation of basic EPS using the two-class method.  Because DST’s existing restricted stock awards allow holders the right to receive cash dividends, if any, on a 1:1 basis, DST is required to treat these awards as participating securities.  DST applied this guidance retrospectively to all periods prior to 2009 which resulted in increases in previously reported average common and diluted shares outstanding.  The increase in average common and diluted shares outstanding reduced previously reported basic and diluted earnings per share in those prior periods.  A comparison of diluted earnings per share as previously reported and as retrospectively restated is presented in the following table.

FOR IMMEDIATE RELEASE – October 21, 2009	Page 10

	As	As
	previously	retrospectively
	reported	restated
For the three months ended March 31, 2008	$1.12	$1.10

For the three months ended June 30, 2008	0.86	0.85
For the six months ended June 30, 2008	2.00	1.96

For the three months ended September 30, 2008	0.91	0.90
For the nine months ended September 30, 2008	2.91	2.86

For the three months ended December 31, 2008	1.43	1.41
For the year ended December 31, 2008	4.28	4.21

Earnings Per Share Proposed Accounting Standard

In August 2008, the FASB issued a revised exposure draft, that would amend current earnings per share accounting guidance  to clarify guidance for mandatorily convertible instruments, the treasury stock method, contingently issuable shares, and contracts that may be settled in cash or shares.  The final statement has yet to be issued.  In April 2009, the FASB decided to pause the earnings per share project.  DST is currently evaluating the impact of this proposed accounting standard and currently believes that this proposed amendment would impact the way the Company treats the incremental shares to be issued from the assumed conversion of the convertible debentures issued in August 2003 in calculating diluted earnings per share.  The proposed amendment would require the use of the “if-converted” method from the date of issuance of the convertible debentures.  The proposed amendment would remove the ability of a company to support the presumption that the convertible securities will be satisfied in cash and not converted into shares of common stock.  Under this “if converted” method, GAAP diluted earnings per share would have been $1.04 and $0.79 (versus GAAP reported earnings of $1.21 and $0.90) for the three months ended September 30, 2009 and 2008, respectively, and $3.09 and $2.56 (versus GAAP reported earnings of $3.65 and $2.86) for the nine months ended September 30, 2009 and 2008, respectively.  The above information presents only the effect on diluted earnings per share of the “if converted” method included in the exposure draft, but does not include any other computational changes (e.g., treasury stock method considerations) discussed in the exposure draft.  DST is continuing to monitor the FASB’s progress towards finalizing this proposed accounting standard.

The proposed change in accounting principles would affect the calculation of diluted earnings per share during the period the debentures are outstanding, but would not affect DST’s ability to ultimately settle the convertible debentures in cash, shares or any combination thereof.

FOR IMMEDIATE RELEASE – October 21, 2009	Page 11

* * * * *
The information and comments in this press release may include forward-looking statements respecting DST and its businesses.  Such information and comments are based on DST’s views as of today, and actual actions or results could differ.  There could be a number of factors, risks, uncertainties or contingencies that could affect future actions or results, including but not limited to those set forth in DST’s periodic reports (Form 10-K or 10-Q) filed from time to time with the Securities and Exchange Commission.  All such factors should be considered in evaluating any forward-looking statements.  The Company undertakes no obligation to update any forward-looking statements in this press release to reflect future events.

FOR IMMEDIATE RELEASE – October 21, 2009	Page 12

DST SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Operating revenues	$395.6	$414.2	$1,195.7	$1,271.6
Out-of-pocket reimbursements	156.1	146.2	470.9	449.5

Total revenues	551.7	560.4	1,666.6	1,721.1

Costs and expenses	454.6	449.3	1,367.3	1,381.0
Depreciation and amortization	34.5	32.2	93.8	93.8

Income from operations	62.6	78.9	205.5	246.3

Interest expense	(8.8)	(13.8)	(28.9)	(40.3)
Other income (expense), net	33.2	2.8	60.6	(4.1)
Equity in earnings of unconsolidated affiliates	7.8	9.0	24.0	29.3

Income before income taxes	94.8	76.9	261.2	231.2
Income taxes	33.9	26.7	78.4	58.9

Net income	$60.9	$50.2	$182.8	$172.3

Average common shares outstanding	49.7	51.9	49.7	54.9
Average diluted shares outstanding	50.2	56.2	50.0	60.2

Basic earnings per share	$1.22	$0.97	$3.68	$3.14
Diluted earnings per share	$1.21	$0.90	$3.65	$2.86

FOR IMMEDIATE RELEASE – October 21, 2009	Page 13

DST SYSTEMS, INC.
STATEMENT OF REVENUES BY SEGMENT
(In millions)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenues
Financial Services
Operating	$276.3	$284.4	$831.7	$865.7
OOP reimbursements	11.6	17.5	41.6	54.3
	$287.9	$301.9	$873.3	$920.0

Output Solutions
Operating	$120.3	$128.8	$364.8	$402.6
OOP reimbursements	145.5	128.6	431.5	395.1
	$265.8	$257.4	$796.3	$797.7

Investments and Other
Operating	$15.1	$16.1	$45.0	$46.2
OOP reimbursements	0.1	0.2	0.4	0.4
	$15.2	$16.3	$45.4	$46.6

Eliminations
Operating	$(16.1)	$(15.1)	$(45.8)	$(42.9)
OOP reimbursements	(1.1)	(0.1)	(2.6)	(0.3)
	$(17.2)	$(15.2)	$(48.4)	$(43.2)

Total Revenues
Operating	$395.6	$414.2	$1,195.7	$1,271.6
OOP reimbursements	156.1	146.2	470.9	449.5
	$551.7	$560.4	$1,666.6	$1,721.1

FOR IMMEDIATE RELEASE – October 21, 2009	Page 14

DST SYSTEMS, INC.
STATEMENT OF INCOME FROM OPERATIONS BY SEGMENT
(In millions)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Income from operations
Financial Services	$55.6	$70.0	$183.5	$213.9
Output Solutions	7.0	7.4	20.1	28.6
Investments and Other	1.9	3.4	7.7	9.4
Elimination Adjustments	(1.9)	(1.9)	(5.8)	(5.6)
	$62.6	$78.9	$205.5	$246.3

DST SYSTEMS, INC.
OTHER SELECTED FINANCIAL INFORMATION
(In millions)
(Unaudited)

	September 30,	December 31,
Selected Balance Sheet Information	2009	2008

Cash and cash equivalents	$96	$79
Debt	1,264	1,435

	Nine Months Ended September 30,
Capital Expenditures, by Segment	2009	2008

Financial Services	$38	$38
Output Solutions	31	18
Investments and Other	8	29

FOR IMMEDIATE RELEASE – October 21, 2009	Page 15

DST Systems, Inc.
Description of Non-GAAP Adjustments

In addition to reporting operating income, pretax income, net income and earnings per share on a GAAP basis, DST has also made certain non-GAAP adjustments that are described below and are reconciled to the corresponding GAAP measures in the attached financial schedules titled “Reconciliation of Reported Results to Income Adjusted for Certain Non-GAAP Items” that accompany this earnings release.  DST’s use of non-GAAP adjustments is further described in the section entitled “Use of Non-GAAP Financial Information.”

The following items, which occurred during the quarter ended September 30, 2009, have been treated as non-GAAP adjustments:

•
Other net gains, in the amount of $22.3 million, associated with realized and unrealized gains (losses) related to securities and other investments, which are included in other income (expense), net.  The income tax expense associated with these gains was approximately $8.7 million.  The $22.3 million of net gains on securities and other investments for third quarter 2009 is comprised of net realized gains from sales of available-for-sale securities of $22.5 million and net losses on private equity funds and other investments of $200,000.

•	Gains in the amount of $100,000, associated with the repurchase and extinguishment of senior convertible debentures. The income tax expense associated with these gains was approximately $40,000.

In addition to the items that occurred in the quarter ended September 30, 2009 as described above, the following items, which occurred during the six months ended June 30, 2009, have been previously reported as non-GAAP adjustments:

•
Other net losses, in the amount of $26.5 million, associated with realized and unrealized gains (losses) related to securities and other investments, which are included in other income (expense), net.  The income tax benefit associated with these losses was approximately $10.1 million.  The $26.5 million of net losses on securities and other investments for six months ended June 30, 2009 is comprised of net realized gains from sales of available-for-sale securities of $3.4 million, net unrealized losses on private equity funds and other investments of $3.1 million and other than temporary impairments on available-for-sale securities and other investments of $26.8 million.

•
Gains in the amount of $5.8 million, associated with the repurchase and extinguishment of senior convertible debentures.  The income tax expense associated with these gains was approximately $2.2 million.

•
Gain on equity interest in Argus, in the amount of $41.7 million, included in other income (expense), net associated with DST’s purchase of the remaining 50% interest of Argus on March 31, 2009 for $57.0 million in cash.  As required by generally accepted accounting principles, the Company adopted the new business combinations accounting guidance on January 1, 2009.  In accordance with the guidance, the acquisition of the remaining 50% of Argus was treated as a step acquisition.  Accordingly, DST remeasured its previously held equity interest in Argus to fair value and recorded a $41.7 million gain.  In addition, the Company recorded an income tax benefit associated with this transaction of approximately $900,000 related to the elimination of deferred tax liabilities previously established for equity in earnings of Argus.  In accordance with income tax accounting guidance, no income taxes were recorded on the $41.7 million gain on equity interest in Argus.

FOR IMMEDIATE RELEASE – October 21, 2009	Page 16

•
An income tax benefit of approximately $5.7 million resulting from a reduction in income tax related liabilities principally associated with the completion of an IRS examination in February 2009 for the tax years ended December 31, 2002 through 2005.

The following item, which occurred during the quarter ended September 30, 2008, has been treated as a non-GAAP adjustment:

•
Other net losses, in the amount of $4.9 million, associated with realized and unrealized gains (losses) related to securities and other investments, which are included in other income (expense), net.  The income tax benefit associated with these losses was approximately $1.9 million.  The $4.9 million of net losses on securities and other investments for third quarter 2008 is comprised of other than temporary impairments on available-for-sale securities of $5.6 million, net unrealized losses on private equity funds and other investments of $1.5 million, and net realized gains from sales of available-for-sale securities of $2.2 million.

In addition to the item that occurred in the quarter ended September 30, 2008 as described above, the following items, which occurred during the six months ended June 30, 2008, have been previously reported as non-GAAP adjustments:

•
Other net losses, in the amount of $16.5 million, associated with realized and unrealized gains (losses) related to securities and other investments, which are included in other income (expense), net.  The income tax benefit associated with these losses was approximately $6.1 million.  The $16.5 million of net losses on securities and other investments for the six months ended June 30, 2008 are comprised of net realized gains from sales of available-for-sale securities of $9.5 million, other than temporary impairments on available-for-sale securities of $20.2 million and net unrealized losses on private equity funds and other investments of $5.8 million.

•
An income tax benefit of approximately $23.6 million resulting from a reduction in the Company’s liabilities related to accounting for uncertainty in income taxes.  The decrease in income tax related liabilities is principally related to the resolution of an IRS examination matter that was resolved in DST’s favor.

FOR IMMEDIATE RELEASE – October 21, 2009	Page 17

DST SYSTEMS, INC.
RECONCILIATION OF REPORTED RESULTS TO INCOME ADJUSTED FOR CERTAIN NON-GAAP ITEMS
Three Months Ended September 30,
(Unaudited - in millions, except per share amounts)

	2009
	Operating	Pretax	Net	Diluted
	Income	Income	Income	EPS

Reported GAAP income	$62.6	$94.8	$60.9	$1.21

Adjusted to remove:

Included in non-operating income:

Net gains on securities and other investments		(22.3)	(13.6)	(0.27)
Gain on extinguishment of senior convertible debentures		(0.1)	(0.1)

Adjusted Non-GAAP income	$62.6	$72.4	$47.2	$0.94

	2008
	Operating	Pretax	Net	Diluted
	Income	Income	Income	EPS

Reported GAAP income	$78.9	$76.9	$50.2	$0.90

Adjusted to remove:

Included in non-operating income:

Net losses on securities and other investments		4.9	3.0	0.05

Adjusted Non-GAAP income	$78.9	$81.8	$53.2	$0.95

Note: See the Description of Non-GAAP Adjustments section for a description of each of the above adjustments and see the Use of Non-GAAP Financial Information section for management's reasons for providing non-GAAP financial information.

FOR IMMEDIATE RELEASE – October 21, 2009	Page 18

DST SYSTEMS, INC.
RECONCILIATION OF REPORTED RESULTS TO INCOME ADJUSTED FOR CERTAIN NON-GAAP ITEMS
Nine Months Ended September 30,
(Unaudited - in millions, except per share amounts)

	2009
	Operating	Pretax	Net	Diluted
	Income	Income	Income	EPS

Reported GAAP income	$205.5	$261.2	$182.8	$3.65

Adjusted to remove:

Included in non-operating income:

Gain on equity interest in Argus Health Systems		(41.7)	(42.6)	(0.85)
Net losses on securities and other investments		4.2	2.8	0.05
Gain on extinguishment of senior convertible debentures		(5.9)	(3.7)	(0.07)
Reduction in income tax related liabilities			(5.7)	(0.11)

Adjusted Non-GAAP income	$205.5	$217.8	$133.6	$2.67

	2008
	Operating	Pretax	Net	Diluted
	Income	Income	Income	EPS

Reported GAAP income	$246.3	$231.2	$172.3	$2.86

Adjusted to remove:

Included in non-operating income:

Net losses on securities and other investments		21.4	13.4	0.22
Reduction in income tax related liabilities			(23.6)	(0.39)

Adjusted Non-GAAP income	$246.3	$252.6	$162.1	$2.69

Note: See the Description of Non-GAAP Adjustments section for a description of each of the above adjustments and see the Use of Non-GAAP Financial Information section for management's reasons for providing non-GAAP financial information.